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                                                                  EXHIBIT 10.75

                  DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

         This Development and Commercialization Agreement ("AGREEMENT") is entered into with effect from the 13th day of August, 2001 (the "EFFECTIVE DATE") between QLT Inc. ("QLT"), a company incorporated in the Province of British Columbia, Canada, and Xenova Limited ("XENOVA"), a company incorporated in England and Wales.

                           R E C I T A L S

         A. QLT and Xenova have entered into discussions with respect to the development of a product incorporating Xenova's proprietary compound currently known as XR9576 and have signed a Confidentiality Agreement dated April 20, 2001 (the "CONFIDENTIALITY AGREEMENT") in that regard.

         B. The parties wish to commence the development of the Product and agree to enter into this binding interim Agreement to set out their obligations with respect to development, manufacturing and commercialization of the Product in the Field in the Development Territory and the Territory.

         C. The parties agree to negotiate and settle a more definitive comprehensive form of agreement consistent with and not in conflict with the terms set out in this Agreement, as supplemented by such additional terms, conditions and other provisions or amendments, to be settled in the manner provided for in this Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and agreements provided herein, the parties agree as follows:

         1. DEFINITIONS. For the purposes of this Agreement and the Definitive Agreement, the following terms will have the respective meanings set forth below:

         1.1 "ACT" shall mean the United States Food, Drug and Cosmetic Act, as amended from time to time, and regulations promulgated thereunder.

         1.2 "AFFILIATE" shall mean any corporation or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the designated party, but only so long as such relationship exists. For purposes of this definition, "control" means ownership of at least 50% of the shares of stock entitled to vote for directors in the case of a corporation and at least 50% of the interests in profits in the case of a business entity other than a corporation.

         1.3      "ASSERTING PARTY" shall have the meaning set out in SECTION
14.2.

         1.4 "AVAILABLE XENOVA INDEPENDENT PROGRAM INFORMATION" shall have the meaning set out in SECTION 7.3.

         1.5      "CONFIDENTIAL INFORMATION" shall mean:
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(a)      In the case of Xenova, all Information disclosed by Xenova to QLT concerning the Drug itself, or the use or manufacture thereof, owned by or licensed to Xenova prior to the date of this Agreement or developed by Xenova after the date of this Agreement outside the Program and without reference to or use of any Program Information or QLT Confidential Information;

(b) In the case of QLT, all Information disclosed by QLT to Xenova concerning the Product (other than the Drug itself), or the use or manufacture thereof, or otherwise useful to the Program, owned by or licensed to QLT prior to the date of this Agreement or developed by QLT after the date of this Agreement outside the Program and without reference to or use of any Program Information or Xenova Confidential Information.

Confidential Information will not include any information which is:

         (i) Now in the public domain or subsequently enters the public domain without fault on the part of the receiving party;

         (ii) Known by the receiving party from its own sources, as evidenced by the receiving party's written records made prior to the date of the Confidentiality Agreement; or

         (iii) Received from any third party not under any obligation to keep such information confidential.

         1.6 "CROSS-OVER USE" shall mean the use or sale in the Territory of a compound, in whatever form, by Xenova (or by an Affiliate, licensee or sub-licensee of Xenova or by a third party contracting with Xenova or an Affiliate of Xenova) that can reasonably be seen as competing directly and in a commercially significant way with the use or sale of the Product within the Field in the Territory.

         1.7 "CROSS-PRICING RISK" shall mean the use or sale in the Territory of a compound that incorporates the Drug, in whatever form, that is owned, controlled or licensed by Xenova or by an Affiliate of Xenova, that has the same or substantially the same chemical structure, or similar performance characteristics, to the Product so that the compound could reasonably be considered to be substituted in medical practice and subject to commercially significant competitive pricing in relation to the Product.

         1.8 "DEFINITIVE AGREEMENT" shall mean the definitive comprehensive form of agreement for the continued development and commercialization of the Product in the Field in the Development Territory and the Territory consistent with and not in conflict with the terms set out in this Agreement, to be negotiated by parties and settled as provided in
SECTION 9.

         1.9 "DEVELOPMENT COMMITTEE" shall mean the committee constituted by the parties in accordance with SECTION 2.2.

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         1.10     "DEVELOPMENT TERRITORY" shall mean the Territory and Europe.

         1.11 "DRUG" will mean Xenova's proprietary compound currently known as XR9576 in its pure form (free base form and any pharmaceutically acceptable salt form) and any formulations thereof or improvements thereto. The parties will include the chemical structure of the Drug as an exhibit to the Definitive Agreement.

         1.12 "EUROPE" will mean the United Kingdom, Ireland, Germany, France, Italy, Belgium, The Netherlands, Luxembourg, Liechtenstein, Monaco, Switzerland, Austria, Spain, Portugal, Greece, Cyprus, Malta, Norway, Sweden, Denmark, Finland, Greenland, Iceland and any other countries that join the European Union during the term of this Agreement or the Definitive Agreement, and any successor states thereto.

         1.13 "FIELD" will mean any human therapeutic, diagnostic or prophylactic use of the Drug in oncology, including oral uses thereof, but excluding the ODD Field; provided that if, within [*] of the Effective Date, Xenova does not complete a bona fide agreement with a third party that grants rights to that third party to develop and commercialize the Drug in the ODD Field in the Territory, then the Field shall include the ODD Field.

         1.14 "GMPs" will mean current Good Manufacturing Practices as defined from time to time by the Act and as related to regulations or any successor laws or regulations governing the manufacturer, handling, storage and control of the Drug in the United States.

         1.15 "INFORMATION", for the purposes of this Agreement, shall mean any know-how, ideas, trade secrets, inventions (including patents covering such inventions), data, market research, technology and information, including improvements and modifications to any thereof, processes and analytical methodology used in development, testing and analysis, and medical, clinical, toxicological and other scientific data developed or acquired by either party. "INFORMATION" will be further defined in the Definitive Agreement.

         1.16     "INITIAL DEVELOPMENT" shall have the meaning set out in
SECTION 4.2.

         1.17 "INITIAL DEVELOPMENT PHASE" shall mean the period of time from the Effective Date to the time of delivery by QLT to Xenova of the Registration Package as more particularly set out in SECTION 4.2.

         1.18 "MARKETING DEFAULT" shall have the meaning set out in SECTION 5.3(b).

         1.19     "MARKETING DEFAULT NOTICE" shall have the meaning set out in
SECTION 5.3(d).

         1.20 "NET PROCEEDS" shall mean, without duplication, all revenues, receipts, monies and the fair market value of all other consideration received or collected, directly or indirectly, by Xenova, or any Affiliate of Xenova, from end users or any third parties as consideration for the commercialization and sale of the Product in the Field outside the

*Material has been omitted and filed separately with the commission.

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Territory or, as applicable, the ODD Product in the Territory, provided however that "NET PROCEEDS" shall not include, without duplication:

(a) Bona fide milestone payments, license and sublicense fees or equity investments received or collected by Xenova, or any Affiliate of Xenova, from any sub-licensee or other third party in exchange for rights to exploit and commercialize the Product or ODD Product; or

(b) Any revenues, receipts or monies received by Xenova, or any Affiliate of Xenova, on account of (as applicable) research, development or manufacturing expenses including a commercially reasonable research, development or manufacturing profit mark up, or on account of bona fide commercially reasonable marketing and distribution expenses and other bona fide third party expenses and financial obligations of Xenova, or any Affiliate of Xenova, attributable to the research, development, commercialization and/or sale of the Product or the ODD Product.

For greater clarity, it is the intention of the parties that:

         (i) In the event Xenova sublicenses to a third party the marketing and distribution of the Product in any country outside the Territory or the ODD Product in the Territory, then "NET PROCEEDS" would comprise revenues received or collected by Xenova in the nature of "running royalties", after deduction (without duplication) of royalty obligations to third parties with respect to the Product or the ODD Product and any other third party expenditure directly related to unit sales of the Product or the ODD Product;

         (ii) In the event Xenova enters into a profit share collaboration or similar arrangement with a third party in respect of the marketing and distribution of the Product in any country outside the Territory or the ODD Product in the Territory, then "NET PROCEEDS" would comprise Xenova's share in the profits from that profit share collaboration, after deduction (without duplication, and to the extent not already deducted in calculating Xenova's share in the profits) of royalty obligations to third parties with respect to the Product or ODD Product and any other third party expenditure directly related to unit sales of the Product or ODD Product; and

         (iii) In the event Xenova directly markets and distributes the Product in any country outside the Territory or the ODD Product in the Territory, then "NET PROCEEDS" would also include "NET SALES", after deduction of bona fide commercially reasonable marketing and distribution expenses and other bona fide commercially reasonable third party expenses and financial obligations of Xenova, or any Affiliate of Xenova, attributable to the commercialization and sale of the Product or ODD Product in that country after deduction (without duplication) of royalty obligations to third parties with respect to the Product or ODD Product and any other third party expenditure directly related to unit sales

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                  of the Product or ODD Product (including any royalties
                  paid to any third party in connection with such commercialization and sale).

In any case, commercially reasonable manufacturing profits attributable to the manufacturing of the Product or ODD Product are not intended to be included in "NET PROCEEDS".

         1.21 "NET SALES" shall mean the invoiced sales price of a (Finished) Product in the Field in the Territory received by QLT, its Affiliates and/or sub-licensees, from independent third parties in arm's length transactions exclusively for money or, where the sale is not at arm's length, the price that would have been so invoiced if it had been at arm's length, less:

(a) Credits or allowances, if any, given or made for purchase charge backs, price reductions, returns, rebates, rejections, recall or destruction of spoiled, damaged, out-dated, returned or otherwise unacceptable product (voluntarily made or requested or made by an appropriate governmental agency, subdivision or department), quantity, trade, early-settlement and/or cash discounts, allowances and/or incentives on account of or in relation to the invoiced sales price of (Finished) Products;

(b) Any duty, tax, excise or governmental charge upon or measured by the production, sale, transportation, delivery or use of (Finished) Products related to or based upon sales of (Finished) Products (including value added taxes);

(c) Transportation and handling charges or allowances (freight, postage, shipping and insurance), if any, incurred on account of or in relation to the invoiced sales price of (Finished) Products and provided the amounts are separately charged on the relevant invoice; and

(d) Allowances for bad debts and unpaid accounts in respect of the sale of (Finished) Products.

In no event will the total of these above-detailed deductions be greater than:

         (i)      In the first year of sales, [*], and

         (ii)     Thereafter, [*];

of the total invoice price; such limit to be calculated on a quarterly basis.

         1.22     "ODD" shall mean oral drug delivery.

         1.23 "ODD FIELD" shall mean the use of the Drug solely as an oral drug delivery system in oncology in the Territory:

[*];

*Material has been omitted and filed separately with the Commission.

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the combined product being referred to in this Agreement and the Definitive
Agreement as the "ODD PRODUCT".

         1.24 "PRODUCT" shall mean any product for use in the Field in the Territory which incorporates the Drug and any formulations thereof or improvements thereto, including a product in a different strength (i.e., a different amount of active ingredient delivered in the same pattern) or having only cosmetic changes such as size, color, shape, etc., or similar non-therapeutic changes.

         1.25 "PROGRAM" shall mean all activities undertaken by either or both parties in accordance with the terms hereof for the development of the Product in the Development Territory, including regulatory and clinical activities. A draft summary of the Program activities as identified to date is set forth on EXHIBIT B hereto.

         1.26 "PROGRAM Information" shall mean any Information developed or acquired by or on behalf of either party under, or as a result of the Program or by Xenova as contemplated under this SECTION 1.26. Notwithstanding the foregoing, Program Information will not include trademarks. For greater clarity, the parties acknowledge that, subject to the provisions and restrictions set out in SECTION 6, contemporaneously with the Program, Xenova may be conducting activities relating to:

(a) Development and/or commercialization of the Drug outside the Field whether inside or outside the Territory;

(b) Development of the Drug inside the Field and outside the Development Territory; or

(c) Commercialization of the Drug inside the Field and outside the Territory.

and in that regard, Program Information shall not include any information developed or acquired by Xenova under any Xenova Independent Program and without reference to or use of any Confidential Information or Program Information owned by QLT, but shall include Available Xenova Independent Program Information.

         1.27 "QLT PATENTS", for the purposes of this Agreement, shall have the meaning set out in SECTION 8.4(G). QLT Patents will be further defined in the Definitive Agreement.

         1.28     "REGISTRATION PACKAGE" shall mean:

(a) The standard dossier for a NDA for oncology products, the Table of Contents summary of which is attached as EXHIBIT D for illustrative purposes; and

(b) As supplemented by data generated from the studies specified by the FDA during Xenova's meeting with the FDA on 25 April, 2001 (and summarized at the end of EXHIBIT D), unless the FDA later determines that any of the studies specified by the FDA during this meeting are not required.

         1.29     "SPECIFIC ACTION" shall have the meaning set out in SECTION
5.2.

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         1.30     "SPENDING CAP" shall have the meaning set out in SECTION 4.3.

         1.31 "TERRITORY" shall mean the United States of America, Canada and Mexico.

         1.32 "XENOVA INDEPENDENT PROGRAM" shall have the meaning set out in SECTION 7.3.

         1.33 "XENOVA PATENTS", for the purposes of this Agreement, shall have the meaning set out in SECTION 8.4(A). Xenova Patents will be further defined in the Definitive Agreement.

         1.34 Words defined elsewhere in this Agreement shall have the meaning assigned thereto.

         1.35 The Definitive Agreement will contain additional definitions as are appropriate for a Definitive Agreement of this nature, including definitions of Combination Products, EMEA, FDA, Finished Products, First Line Approval, ICH, Marketing Plan, NDA, Second Line Approval, Valid Claim, etc.

         2.       PRODUCT DEVELOPMENT.

         2.1      PROGRAM COMMENCEMENT - Promptly after:

(a)      Execution of this Agreement by both parties;

(b)      Payment by QLT of the upfront payment set out in SECTION 9.2; and

(c) Delivery by Xenova to QLT of the Drug and Product as more specifically set out in SECTION 3.2;

the parties will commence the Program all as more specifically set out in this Agreement and the Definitive Agreement, including a transition phase.

         2.2 DEVELOPMENT COMMITTEE - At the time of commencement of the Program, the parties will establish the Development Committee consisting of an equal number of members from each party. Each member shall have one vote. If the Development Committee has a tie vote with respect to any manner properly before it, either party may refer the matter to the Chief Executive Officers of each party for resolution. Except as provided in SECTION 4.2 of this Agreement, QLT shall have the tie-breaking vote with respect to all development activities (in the Development Territory) and commercialization activities (in the Territory, except in relation to Xenova's rights (if any) under SECTION 5.3(d)) for the Product in the Field. When QLT has the tie-breaking vote, it shall be exercised by the Chief Executive Officer of QLT (or another Executive Officer of QLT as his or her designee). The meetings and other procedures of the Development Committee shall be set forth in more detail in the Definitive Agreement, but shall consist of at least the following:

(a)      MANDATE -

                                      -7-
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         (i)      Pooling of expertise and information exchange by the
                  parties with respect to the Product.

         (ii) Strategic overview of clinical, regulatory and manufacturing issues in the Development Territory (including overview of the selection of initial and alternative third party contract manufacturers in the Development Territory).

         (iii) Receive reports of marketing matters from QLT on the Territory and from Xenova on Europe (to the extent that Xenova is not restricted by any obligation under an agreement with a third party).

         (iv) Consider matters and make decisions on material matters set out in this Agreement and in the Definitive Agreement for consideration and decisions by the Development Committee.

(b) NUMBER OF MEMBERS - Each party shall have an equal number of members on the Development Committee, each of these members to have the appropriate background and expertise to contribute to the Development Committee. Each party may change its members on the Development Committee from time to time.

(c) MEETINGS - The Development Committee shall meet at a minimum four times per year, at least once in person and otherwise by videoconference.

(d) SUB-COMMITTEES - From time to time the Development Committee will form sub-committees (standing or ad hoc) to consider and/or to provide guidance and oversight on specific matters (for example, the Development Committee will set up a European development sub-committee to consider the European aspects of the Program).

         3.       CMC, MANUFACTURING AND SUPPLY.

         3.1 OVERVIEW - In connection with the rights and licenses granted by Xenova to QLT under this Agreement and the Definitive Agreement, Xenova will transfer or otherwise make available to QLT the Drug, the Product, manufacturing processes, analytical methods, reference standards and other documents and information as are and to the extent necessary for QLT to carry out its activities as contemplated by this SECTION 3.

         3.2 DEVELOPMENT SUPPLY - Xenova grants to QLT and QLT shall have the exclusive rights and be responsible for manufacture and supply of Drug and Product for Initial Development of the Product in the Field in the Development Territory. In connection therewith, the parties agree as follows:

(a) DRUG - Xenova shall transfer to QLT approximately [*]of Drug in its possession or control (including Drug not yet released by [*]). Xenova will supply this Drug to QLT at no charge to QLT.

(b) PRODUCT - Xenova shall transfer to QLT at least [*] of Product in its possession or control (including any Product not yet released by [*]) and any other ampoules not

*Material has been omitted and filed separately with the Commission.

                                      -8-
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         required inside or outside the Program.  Xenova will supply this
         Product to QLT at no charge to QLT.

(c) QUALITY - Xenova has provided QLT with a Material Safety Data Sheet for the Drug. Xenova has also provided QLT with all relevant information available and known to Xenova concerning the safety, handling, use, disposal and environmental effects of the Drug or as may be necessary to conduct the Program.

The parties agree that there will be a transition period during which they will work together on the CMC (Chemistry, Manufacturing and Control) aspects of development of the Drug and the Product in order to ensure a smooth and efficient transfer from Xenova to QLT of manufacturing and supply responsibility during and for the purposes of Initial Development and for further development and commercialization in the Territory.

         3.3 COMMERCIAL SUPPLY IN THE TERRITORY - Except as otherwise set out in this Agreement (including where Xenova exercises its rights under SECTION 5.3(d)) and the Definitive Agreement, Xenova grants to QLT and QLT shall have the exclusive rights and be responsible for the manufacture and supply of Drug and Product (with the right to sub-contract the manufacture and supply to QLT of Drug and Product) for commercialization of the Product in the Field in the Territory. Xenova will not grant any other rights to manufacture and supply the Product in the Field in the Territory, except that Xenova or its licensee(s) may manufacture Product or have it manufactured in the Territory for use:

(a)      Inside the Field but outside the Territory; or

(b)      Outside the Field in the Territory.

         3.4 XENOVA RETAINS ALL OTHER MANUFACTURING RIGHTS - Except as set forth above in this SECTION 3, Xenova will retain all manufacturing and supply rights for the Drug and the Product.

         3.5      MANUFACTURING FACILITIES -

(a)      ENSURING MANUFACTURING QUALITY -

         (i) The parties acknowledge and agree that, notwithstanding that each has manufacturing and supply rights and responsibilities under this Agreement and the Definitive Agreement, it is their intention to minimize unnecessary costs and time delays in the worldwide development and commercialization of the Drug and the Product, and in particular in the manufacturing and supply aspects of the worldwide development and commercialization of the Drug and the Product.

         (ii) In connection with this intention, the parties agree that in the Development Territory they will work together [*]:

                  (A) Is appropriately qualified (from a regulatory, quality and standards perspective) in the appointing party's territory;

*Material has been omitted and filed separately with the Commission

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                  (B)      Is competent to (and has been approved by the
                           relevant regulatory bod(ies) in the appointing party's territory) to provide Drug or Product (as the case may be) to an appropriate quality;

                  (C) Has the ongoing manufacturing capacity to provide Drug or Product (as the case may be) in the appointing party's territory; and

                  (D) Can manufacture the Drug or Product (as the case may be) at a similar or better quality or upon similar or better commercial terms than an alternate site identified by the appointing party.

[*].

         (iii) Following any acquisition of all or substantially all of [*] assets or business relating to the subject matter of this Agreement or the Definitive Agreement [*], if QLT's (or QLT in its acquired form) initial manufacturer is in material breach of its MANUFACTURING AND SUPPLY REQUIREMENTS (as defined below), Xenova may so notify QLT. Such manufacturer shall then be given a period of up to six months to cure such breach [adopt a Section 13.3 procedure; start cure within one month (within six month period)], failing which Xenova shall (at Xenova's discretion):

                  [*].

                  If the parties disagree over whether Xenova is entitled to exercise either of the rights stated in paragraphs (A) and
                  (B) above, either party may refer its claim to expedited arbitration under SECTION 14.2.

(b)      DRUG

         (i) Xenova shall provide an introduction for QLT to [*] so that QLT may set up its own relationship and agreement with [*] for the manufacture and supply of Drug for QLT for development of the Product in the Field in the Development Territory and for QLT for commercialization of the Product in the Field in the Territory.

         (ii) The parties will consider including in the Definitive Agreement a provision whereby if QLT is the first to validate [*] for commercial production of Drug, and Xenova also wishes to make use of [*] as a Drug manufacturing site, Xenova would [*].

(c) PRODUCT - QLT and Xenova will each be responsible for the qualification of their own Product manufacturer and the associated costs of this activity. Both parties agree that they will use reasonable commercial efforts to ensure that the manufacturing processes, in-process analytical methods, release analytical methods and specifications for the Product are as similar as possible.

*Material has been omitted and filed separately with the Commission.

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         3.6      EQUIVALENCY - QLT and Xenova will work together to ensure
equivalency between Product manufactured and used for Initial Development in Europe and the Territory (by QLT and/or its third party contractors) and Product manufactured and used for commercial supply in Europe (by Xenova and/or its third party contractors) and Product manufactured and used for commercial supply in the Territory (by QLT and/or its third party contractors) and to ensure that the Product meets mutually agreed upon regulatory specifications.

         3.7 RECIPROCAL RIGHT OF INSPECTION - Each of Xenova and QLT shall have the right, on reasonable written notice to the other, to periodically inspect:

(a) FACILITIES - The facilities used by the other to manufacture the Drug and/or the Product, and to the extent possible with the other's assistance, the facilities of any third party manufacturer of the Drug and/or the Product; and

(b) RECORDS - The other's records relating to manufacture with respect to the Drug and/or the Product so that the inspecting party may audit the other's compliance with GMP and its contractual obligations with respect to the Drug and the Product.

         3.8 DEFINITIVE AGREEMENT - The parties agree that the CMC, manufacturing and supply provisions set out in this SECTION 3 shall be expanded upon in the Definitive Agreement, including provisions for:

(a) Manufacture and supply agreement requirements including diligence and quality requirements and requirements to meet market demand (collectively "MANUFACTURING AND SUPPLY REQUIREMENTS");

(b)      Recalls; and

(c) Reciprocal product liability indemnities according to the respective manufacturing and marketing responsibilities;

but agree that the provisions of this SECTION 3 set out the parties general agreement with respect to these matters as they apply to the Drug and the Product in the Field and in the Development Territory and the Territory.

         4.       CLINICAL AND REGULATORY DEVELOPMENT.

         4.1 GRANT OF RIGHTS - Xenova grants to QLT and QLT shall have the exclusive rights (without the right to sub-license but with the right to sub-contract) and be responsible for clinical and other development of the Product in the Field in the Development Territory as more specifically set out in this SECTION 4.

         4.2 INITIAL DEVELOPMENT IN THE DEVELOPMENT TERRITORY - QLT will be responsible for conducting clinical and other studies for the development of the Product and

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for the costs thereof (subject to SECTION 4.8) in the Field in the Development
Territory. The parties agree that QLT's responsibilities under this provision will require QLT to work diligently and utilize sound and reasonable scientific, business and medical practice and judgment to:

(a) Carry out the Program in the Development Territory in accordance with the Development Plan (summary attached as EXHIBIT B; full Plan including timelines to be delivered to Xenova at the time of signing the Definitive Agreement);

(b) File with the FDA an NDA for the Product in the Field in the United States in a timely manner; and

(c) Deliver to Xenova the Registration Package for use by Xenova for registration purposes in Europe;

         (collectively, "INITIAL DEVELOPMENT").

On the earlier to occur of:

         (i) QLT spending the amount of the Spending Cap in the Program and declining to spend further amounts in the Program; and

         (ii)     The later of:

                  (A) Delivery by QLT to Xenova of the Registration Package as set out above; or

                  (B) Receipt by QLT of first NDA approval for the Product in the Field;

QLT's rights with respect to Initial Development in Europe shall cease and QLT's tie-breaking vote on matters to be decided at the Development Committee shall cease. Other than the spending and diligence provisions set out below, QLT will have no further obligations to Xenova for development of the Product in the Field in the Development Territory.

         4.3 QLT's CONTRIBUTIONS - Xenova acknowledges and agrees that QLT, in performing its obligations under this Agreement and the Definitive Agreement, will not be obligated to expend in excess of [*] (the "SPENDING CAP") on Initial Development. If QLT exceeds the Spending Cap on Initial Development, the parties will reasonably discuss in good faith, having regard to the contributions of each party, some form of cut-back in the Program, resource re-allocation, alterations in the development exclusivity provisions for Europe, cost sharing or other arrangement for the continuation of the Program. This provision will not be subject to (expedited or traditional) arbitration in the event that the parties do not in good faith come to any solution hereunder.

         4.4 PRIOR PROGRAM COMMITMENTS - Xenova shall be responsible for and shall satisfy all obligations, liabilities and commitments pertaining to the development of the Drug

*Material has been omitted and filed separately with the commission.

and Product existing or arising before the Effective Date. In addition, Xenova shall be responsible, at its own cost, to complete the following contractually-committed activities which are ongoing as of the Effective Date:

(a) Finish all ongoing clinical and non-clinical studies (including completion of the study reports) except the Phase IIb study being conducted at MD Anderson Medical Centre; and

[*].

The parties acknowledge that after the Effective Date they will also consider the following:

         (i) Within 30 days of the Effective Date the parties will discuss ongoing responsibility for ongoing stability and analytical studies for the Drug/Product being conducted at [*], including whether QLT needs or wants to take over the cost and responsibility for these studies. If appropriate, more definitive provisions dealing with these studies will be included in the Definitive Agreement. In any event Xenova shall not be required to bear any costs incurred in the [*] studies after the period of 45 days from the Effective Date; and

         (ii) Between the Effective Date and the time of signing the Definitive Agreement, the parties will review and determine ongoing academic relationships/collaborations for the Drug/Product and whether one or both will continue these academic relationships/collaborations.

4.5      REGULATORY RESPONSIBILITY IN THE TERRITORY

(a) RESPONSIBILITY - During the term of this Agreement and the Definitive Agreement, QLT will be fully responsible for and shall have the exclusive right to conduct (whether itself or through one or more sub-contractors) all regulatory activities and costs with respect to the development and commercialization of the Product in the Field in the Territory, including all communication with and responding to the FDA and other regulatory authorities regarding filings for the Product in the Field in the Territory.

(b) TRANSFER - In connection with this QLT regulatory responsibility, Xenova agrees that promptly after the commencement of the Program it will commence working with QLT to:

         (i) Assign and transfer to QLT all regulatory applications, filings and correspondence in the Field in the Territory for the Drug and the Product (including the IND in the United States); and

         (ii) Give QLT access to all regulatory applications, filings and correspondence outside the Field in the Territory for the Drug and the Product (including the IND in the United States). QLT will retain ownership of all regulatory applications and

*Material has been omitted and filed separately with the commission.

                  filings for the Drug and the Product in the Field in the Territory after completion of development of the Product in the Field in the Territory.

The parties will work together and assist each to effect this assignment and transfer as quickly as possible. Each party will bear its own cost of this assignment and transfer.

(c) XENOVA REVIEW - Xenova will have the right to review and comment upon (but not delay):

         (i) The CMC section (or equivalent) of the regulatory filings to be made by QLT throughout the Territory; and

         (ii) Material regulatory filings to be made by QLT throughout the Territory.

         QLT shall consider such comments by Xenova but shall have no obligation to revise the filings.

(d) XENOVA OBSERVER ROLE - Xenova shall have the right to participate at Xenova's cost in an observer role in any material meetings to be held with the FDA and other regulatory authorities in the Territory with respect to the Product in the Field during the term of this Agreement and the term of the Definitive Agreement, to the extent that QLT is not restricted from providing such access by regulatory authorities in the Territory or by the terms of any licence granted by QLT in respect of the Territory.

(e) CORRESPONDENCE - Each party will promptly provide the other party with copies of all material correspondence from or to the FDA and other regulatory authorities in the Territory concerning the Product.

4.6      REGULATORY RESPONSIBILITY IN EUROPE

(a) RESPONSIBILITY - During the term of this Agreement and the Definitive Agreement, Xenova will be fully responsible for and shall have the exclusive right (whether itself or through one or more contractors and licensees) to conduct all regulatory activities and costs with respect to applications for marketing approval for the Product in the Field in Europe, including all communication with and responding to the EMEA and other regulatory authorities regarding such applications for the Product in the Field in Europe and establishing sources of commercial manufacture, marketing and supply of the Product in the Field for the European market.

(b) QLT ASSISTANCE - Notwithstanding the Xenova responsibility noted above, QLT agrees that it will:

         (i) Cooperate with and assist Xenova (or its licensee) at QLT's cost (provided that these costs are not unreasonable) in preparation of the regulatory filings in Europe and will (if desired by Xenova) participate with Xenova in any meetings with the EMEA or other European regulatory agencies, such regulatory filings, meetings and other procedures to be at Xenova's cost (unless requested by QLT); and

         (ii) Provide to Xenova the required letter(s) of authorization with respect to Xenova (or its licensee) having the right to use and/or access clinical and other data generated by or on behalf of QLT for the purposes of registration and commercialization of the Product in the Field in Europe.

(c) ACCESS TO EUROPEAN FILINGS - In order for QLT to carry out its development responsibilities in Europe as more specifically set out in SECTION 4.2, Xenova will grant to QLT such access to Xenova's regulatory applications and filings in Europe for the Drug and the Product (including the equivalent of the US IND with the EMEA) as is reasonable and necessary for QLT to carry out the clinical development contemplated by SECTION 4.2.

(d) QLT OBSERVER ROLE - In the event that Xenova does not invite QLT's assistance and participation with the regulatory process for the Product in the Field in Europe, QLT shall have the right to participate in an observer role at QLT's cost in any material meetings to be held with the EMEA and other regulatory authorities in Europe with respect to the Product in the Field during the term of this Agreement and the term of the Definitive Agreement, to the extent that Xenova is not restricted from providing such access by regulatory authorities in Europe or by the terms of any licence granted by Xenova in respect of the European Territory.

(e) CORRESPONDENCE - Each party will promptly provide the other party with copies of all material correspondence from or to the EMEA and other regulatory authorities in Europe concerning the Product.

         4.7 NOTICE OF AE REPORTS, ETC. - Xenova and QLT each agree that it (or its sub-licensee) will promptly notify the other of any information that it obtains or develops regarding the efficacy or safety of the Drug or the Product. QLT and Xenova agree to exchange adverse drug reaction reports in a manner and time frame that will allow compliance with regulatory reporting requirements, including any requirements of the Act and regulations promulgated thereunder (and, if applicable, the ICH guidelines) and ongoing safety review of the Drug and Product. The parties will agree in writing upon standard operating procedures for reporting these events to regulatory authorities and to each other.

         4.8 PERSONNEL - In connection with the Program, the parties will make available appropriate scientific, clinical, regulatory, manufacturing, engineering, executive and other personnel to perform activities under the Program.

         4.9      XENOVA CONTRIBUTION - Xenova will contribute [*].

         4.10 DEVELOPMENT COMMITTEE - The Development Committee shall review and oversee all material activities to be undertaken by the parties pursuant to the Program.

*Material has been omitted and filed separately with the Commission.

         5.       COMMERCIALIZATION AND MARKETING.

         5.1 GRANT OF RIGHTS - Xenova grants to QLT and QLT shall have the exclusive rights and be responsible for commercialization, marketing and sale of the Product in the Field in the Territory as more specifically set out in this
SECTION 5.

         5.2      COMMERCIALIZATION DILIGENCE -

(a) GENERAL STATEMENT - QLT shall work diligently and utilize sound and reasonable scientific, business and medical practice and judgment in the commercialization, marketing and sale of the Product in the Field as appropriate throughout the Territory.

(b) EXCEPTION - In accordance with SECTION 5.2(a) and the other provisions of this Agreement and the Definitive Agreement, QLT will endeavour to maximize the overall potential of the Product in the Territory as a whole. According, and notwithstanding the diligence provision in
         SECTION 5.2(a), Xenova acknowledges and agrees that QLT will not be obligated to file for regulatory approval or launch the Product in [*] if to do so would adversely affect QLT's efforts in maximizing
         Net Sales in the Territory as a whole. If the parties disagree over whether QLT should file for regulatory approval or launch the Product in [*], either party may refer the disagreement to expedited arbitration in accordance with SECTION 14.2. If the arbitrator determines that launch of the Product in [*] would not adversely affect QLT's efforts in maximizing Net Sales as a whole, QLT shall promptly file for approval (if not pending) and launch the Product in such country within [*] of obtaining regulatory approval, failing which Xenova may notify QLT at any time within [*] following the [*] period, that such country is deleted from the list of countries set out in the definition of "Territory" set out in SECTION 1.31 and this Agreement and the Definitive Agreement shall be deemed to be amended accordingly.

(c) COMMERCIALIZATION DILIGENCE ARBITRABLE - If at any time during the term of the Definitive Agreement Xenova considers that QLT has without legitimate reason failed to work diligently and utilize sound and reasonable scientific, business and medical practice and judgment in the commercialization, marketing and sale of the Product in the Field as appropriate throughout the Territory, Xenova shall be entitled to refer the following to expedited arbitration as set out in SECTION 14.2:

        (i) Whether QLT has complied with its obligations under SECTION 5.2(a); and if not

        (ii) What specific action QLT should have taken ("SPECIFIC ACTION") in order to have so complied.

(d) CONSEQUENCES OF COMMERCIALIZATION DEFAULT - If the expedited arbitration decision determines that QLT has failed to comply with its obligations under this SECTION 5.2, and if QLT fails to take the Specific Action within [*] of the arbitration decision,

*Material has been omitted and filed separately with the Commission.

         Xenova will be entitled, by giving written notice to QLT at any time within the [*] period after the end of the [*] period, to terminate the Definitive Agreement. Termination by Xenova under this provision will be termination by Xenova for material breach by QLT under
         SECTION 13.3, provided that QLT shall not have any further opportunity to cure or commence the cure of such breach as described in that Section.

         5.3      MARKETING DILIGENCE -

(a)      SUMMARY MARKETING PLAN - Without limiting the diligence provisions in
         SECTION 5.2, QLT shall provide to Xenova at least annually during the term of the Definitive Agreement (in approximately [*] of each year, commencing in [*]) an updated, written Marketing Plan, describing past, current and projected activities taken or to be taken by QLT to bring Product to market in the Field in the Territory and to maximize the sale of the Product in the Field in the Territory. The parties acknowledge and agree that QLT has the right and responsibility for commercialization, marketing and sale of the Product in the Field in the Territory and therefore QLT shall be entitled from time to time and at any time to update and amend the Marketing Plan using sound and reasonable scientific, business, medical and marketing practice and judgment and also taking into account the prospects for the Product. Xenova's receipt of or comments (or failure to comment) on the Marketing Plan shall not be taken as a satisfaction with or a waiver of QLT's diligence obligations under SECTION 5.2.

(b) DEFINITION OF MARKETING DEFAULT - For the purposes of this SECTION 5.3, "MARKETING DEFAULT" by QLT in the marketing of the Product in the Field in the Territory during the term of the Definitive Agreement means:

         (i) [*] - Provided that since the Effective Date there has not been a significant change in oncology marketing practices:

                  (A) If QLT does not promptly commence and actively pursue the [*] of a [*] for the Product promptly after the time of receipt of [*] data that is supportive of the [*]; or

                  (B) If after first [*] QLT does not promptly commence and actively pursue the [*] of [*] for the Product; or

                  (C) If following a positive [*] QLT does not promptly commence and actively pursue the [*] of a [*] for the Product in accordance with the [*].

         (ii) [*] - Provided that since the Effective Date there has not been a significant change in oncology marketing practices:

                  (A) If QLT does not have at least [*] who are [*] at the time of [*] of the Product following [*]; or

*Material has been omitted and filed separately with the Commission.

                  (B)      If QLT does not [*] or

                  (C) QLT has failed to conduct any [*] provided for in the [*] within the [*] provided for in [*]; or

                  (D) Xenova otherwise considers that QLT has not worked diligently and utilized sound and reasonable scientific, business and medical practice and judgment in its marketing of the Product in the Field as appropriate throughout the Territory.

(c) MARKETING DILIGENCE ARBITRABLE - If Xenova, acting reasonably, considers that QLT has committed a Marketing Default, Xenova may assume the co-promote and manufacture rights more specifically set out in SECTION 5.3(d) below. If there is any disagreement between the parties as to whether Xenova is entitled to assume such rights, either party refer its claim with respect to the Marketing Default to expedited arbitration under SECTION 14.2.

(d) CONSEQUENCES OF MARKETING DEFAULT - If the arbitration decision determines that QLT has committed a Marketing Default, Xenova shall have the right to give written notice (the "MARKETING DEFAULT NOTICE") to QLT that it wishes to exercise the following rights:

         (i) Xenova will have the right (by itself or through any licensee(s) or sub-contractor(s)) to co-promote and sell the Product in the Field in the Territory; and

         (ii) Xenova will have the right to manufacture and supply Product for sale by its (or its licensees') representatives in the Field in the Territory.

         The parties agree that if Xenova exercises this co-promote and manufacture right, they will reasonably negotiate revised financial terms under the Definitive Agreement and for the Xenova co-promotion and manufacturing activities (including the amount of royalties due by QLT, a cost and profit share, etc.). If the parties are not able to reach agreement on the revised financial terms under the Definitive Agreement and for the Xenova co-promotion and manufacturing activities within 45 days of delivery of the Marketing Default Notice by Xenova to QLT, the matter shall immediately be submitted to expedited arbitration as set out in SECTION 14.2.

(e) CO-PROMOTION AND MARKETING RIGHTS - In the event the arbitrator decides that QLT has committed a Marketing Default, Xenova's sole remedy shall be limited to its right to exercise the co-promote and manufacturing right under this SECTION 5.

         5.4 ARBITRATION RIGHTS ALTERNATIVE - The parties acknowledge and agree that the rights to refer a claim to arbitration under SECTIONS 5.2 and
5.3 shall be alternative and not cumulative with respect to the same or substantially the same set of facts or circumstances (but not any subsequent occurrence of such facts and circumstances).

*Material has been omitted and filed separately with the commission.

         5.5      COMMERCIALIZATION BY XENOVA

(a) GENERAL - Xenova shall work diligently and utilize sound and reasonable scientific, business and medical practice and judgment in the commercialization of the Product in the Field as appropriate outside the Territory and the ODD Product in the ODD Field as appropriate in the Territory.

(b) SUB-LICENSE REVENUES - Xenova agrees that in entering into any relationships for the marketing and distribution of the Product in the Field in any country outside the Territory and the ODD Product in the ODD Field in the Territory, it will not use unusual efforts to structure the marketing and distribution relationship to reduce or avoid post commercialization payments.

         6. ACTIVITIES, NON-COMPETITION, GLOBAL FRANCHISE AND FURTHER OPPORTUNITIES.

         6.1 XENOVA ACTIVITIES - Xenova will not develop or commercialize the Drug in the ODD Field in the Territory except in conformity with the provisions set out in SECTION 1.25.

         6.2 OTHER XENOVA ACTIVITIES - For the purpose of protecting the development of the Product in the Field in the Development Territory, Xenova agrees as follows:

(a) INSIDE FIELD/ROW - For a period of [*] from the Effective Date, Xenova will not, without the consent of QLT (such consent not to be unreasonably withheld or delayed), conduct (itself or with or through a third party or parties) any [*] development activities [*] with respect to the Drug or the Product for use inside the Field outside the Development Territory.

(b) OUTSIDE FIELD/INSIDE DEVELOPMENT TERRITORY - For a period of [*] from the Effective Date, Xenova will not, without the consent of QLT (such consent not to be unreasonably withheld or delayed), conduct (itself or with or through a third party or parties) any [*] development activities [*] with respect to the Drug or the Product for use outside the Field in the Territory or in the Development Territory. However, the restrictions set out in this SECTION 6.2(b) shall not apply to the ODD Field (including outside the Territory) or any ODD activities outside the Field.

(c) OUTSIDE FIELD/ ROW - For a period of [*] from the Effective Date, Xenova will not, without the consent of QLT (such consent not to be unreasonably withheld or delayed), conduct (itself or with or through a third party or parties) any [*]) development activities [*] with respect to the Drug or the Product outside the Field outside the Development Territory. However, the restrictions set out in this
         SECTION 6.2(c) shall not apply to the ODD Field (including outside the Territory) or any ODD activities outside the Field.

*Material has been omitted and filed separately with the Commission.

         6.3 RECIPROCAL NON-COMPETE - During the term of this Agreement and the Definitive Agreement, neither QLT nor Xenova will conduct (itself or with or through a third party or parties) any material development or commercialization activities in the Territory with respect to any [*] for use in cancer other than the Drug or the Product.

         6.4 GLOBAL FRANCHISE - The parties acknowledge that in the development and commercialization of the Product in accordance with this Agreement and the Definitive Agreement, the parties will endeavor to maximize the overall global potential of the Product and will endeavor to ensure that any sub-licenses or third party contracts entered into by the parties will also have this same goal of maximization of the overall global franchise for the Product.

         6.5 NOTICE AND DISCUSSION OF OTHER OPPORTUNITIES - If Xenova intends at any time after the Effective Date to develop the Drug or Product outside the Field (on its own or with or through a third party or parties), it will give written notice of this intention to QLT and discuss with QLT the possibility of a relationship with QLT for this additional development and use of the Drug or Product.

         6.6 CROSS-OVER USE AND CROSS PRICING PROTECTION - Except as set out in SECTION 6.2 and below in this SECTION 6.6, subject to giving notice as described in SECTION 6.5 above, Xenova shall be free to pursue development and commercialization opportunities for the Drug or the Product outside the Field (on its own or with or through its licensees, sub-licensees, or any third party or parties appointed by Xenova) it being intended that any such development and commercialization shall not result in or otherwise cause Cross-Over Use or Cross-Pricing Risk. Where either party in good faith believes that any such development and commercialization (whether commenced or proposed) have resulted or caused or would result in or cause Cross-Over Use or Cross-Pricing Risk, the parties agree to discuss and seek to resolve any such issues in a mutually-acceptable manner. If the parties disagree as to whether there exists or may be potential Cross-Over Use or Cross Pricing Risk or they can not otherwise resolve these issues so as to avoid the Cross-Over Use or Cross Pricing Risk in a mutually acceptable manner, then either:

         [*]

         6.7 CONSEQUENCES OF ARBITRATION - If the arbitration decision under SECTION 6.6(a) determines that the additional development and commercialization does or would result (as the case may be) in Cross-Over Use or Cross-Pricing Risk then Xenova shall cease pursuing or not pursue, as the case may be, the additional development and commercialization opportunity.

         7.       CONFIDENTIALITY AND USE OF INFORMATION.

         7.1 CONFIDENTIALITY - Each party will, for the term of this Agreement (and for the term of the Definitive Agreement) and for ten years after its expiration or termination for any

*Material has been omitted and filed separately with the Commission.

reason (or the expiration or termination of the Definitive Agreement for any reason), keep confidential and not disclose to others, and use only as permitted hereunder in connection with the Program or as otherwise permitted under this Agreement or the Definitive Agreement, all of the other party's Confidential Information and all Program Information that is owned by the other party. Notwithstanding the foregoing, such information may be:

(a) REQUIRED FOR REGULATORY FILINGS - Disclosed to government agencies and others where such information may be required to be included in regulatory filings permitted under the terms of this Agreement or the Definitive Agreement;

(b) UNDER CONFIDENTIALITY - Provided to third parties under agreements including appropriate confidentiality provisions for consulting, market research, manufacturing, development, and clinical testing with respect to the Product and similar activities under the Program;

(c) PUBLISHED IF APPROVED - Published if and to the extent such publication has been approved in writing by QLT and Xenova; or

(d) REQUIRED BY LAW - Disclosed to the extent required by applicable laws or regulations or as ordered by a court or other regulatory body having competent jurisdiction.

In each of the foregoing cases, the other party will use diligent efforts to limit the disclosure and maintain confidentiality to the extent possible and to inform the other party in good time of any intended or actual disclosure.

         7.2 XENOVA USE OF INFORMATION - Subject to SECTION 6.6, QLT shall provide to Xenova and Xenova shall have the right to use and cross-reference QLT's regulatory filings and clinical data (including Phase IV data) for the Drug and the Product as well as all Program Information and any other data which would enable Xenova to increase the Net Proceeds obtained from commercialization of the Drug or the Product outside the Territory for the sole purpose of developing and/or commercializing the Drug and/or the Product:

(a) Inside the Field but outside the Territory (subject to QLT's exclusive rights under SECTION 4, for as long as those rights continue); and/or

(b)      Outside the Field, including inside or outside of the Territory;

whether by itself or through any licensee(s). Xenova shall provide compensation to QLT for the use of QLT's Program Information as described in SECTION 9.7.

         7.3 QLT USE OF XENOVA INFORMATION - If Xenova conducts any studies (to the extent not restricted pursuant to SECTION 6):

(a)      Inside the Field but outside the Territory; or

(b)      Outside the Field, whether inside or outside of the Territory;

in relation to the Drug or the Product or the use or manufacture thereof including in the field of oral drug delivery ("XENOVA INDEPENDENT PROGRAM"), to the extent that Xenova is not restricted by any third party agreements, QLT shall have the right to use and to cross-reference, whether by itself or through any licensee(s) or subcontractor(s), and Xenova shall provide to QLT, Xenova's clinical data (including Phase IV data) and regulatory filings for the Drug and the Product, as well as Program Information developed or acquired by Xenova under any Xenova Independent Program and any other data which would enable QLT to increase the Net Sales obtained from commercialization of the Product inside the Field inside the Territory (collectively, "AVAILABLE XENOVA INDEPENDENT PROGRAM INFORMATION") for the purpose of commercialization of the Drug or the Product in the Field in the Territory.

         7.4 THIRD PARTY ACCESS - Each of QLT and Xenova will use reasonable endeavors to ensure that any licensee or third party or parties that it contracts with (where the licensee or third party may control the clinical data, filings, Program Information and Information from any Xenova Independent Program) will allow QLT or Xenova, as the case may be, to share these data, filings, Program Information and Information with the other party as contemplated by SECTIONS 7.3 and 7.4.

         7.5 USE OF QLT INFORMATION IN ODD - Notwithstanding any provision of this Agreement and the Definitive Agreement, and in recognition of the ODD
Field:

(a) QLT shall have no obligation to provide to Xenova, for the purpose of development and commercialization of the ODD Product, QLT's regulatory filings and clinical data (including Phase IV data) for the Drug and the Product as well as any or all QLT Program Information; and

(b) Xenova shall not have any right of access or right to use or cross-reference, for the purpose of development and commercialization of the ODD Product, QLT's regulatory filings and clinical data (including Phase IV data) for the Drug and the Product as well as any or all QLT Program Information.

However the provisions of this SECTION 7.5 shall not entitle QLT to withhold from Xenova any regulatory filings and clinical data (including Phase IV data) for the Drug and the Product as well as any or all QLT Program Information which in the absence of this SECTION 7.5 QLT would be obliged to provide to Xenova and which Xenova requires for the purpose of development and commercialization of Drug and Product in the fields and territories described in SECTION 7.2(a) and (b).

8.       OWNERSHIP; ADDITIONAL TECHNOLOGY; LICENSES.

         8.1      OWNERSHIP -

(a)      DRUG and MANUFACTURING INFORMATION - Except as set out below at this
         SECTION 8.1(a), Program Information will be the property of Xenova if and to the extent related solely to the Drug itself, or the manufacture or use thereof. As between Xenova and QLT, Available Xenova Independent Program Information shall be the property of Xenova. Notwithstanding the foregoing, if manufacturing processes having application to the Drug and/or the Product are discovered or invented by QLT under this Agreement and the Definitive Agreement, QLT shall own the Program Information, but (subject to SECTION 6) will grant to Xenova a non-exclusive license (if the manufacturing processes also have application beyond the Drug and/or the Product or an exclusive license (otherwise) to use the discovery or invention with the Drug and
         Product:

         (i)      Inside the Field, but outside the Territory; and

         (ii)     Outside the Field including inside or outside the Territory.

(b) OWNERSHIP OF OTHER PROGRAM INFORMATION - All other Program Information will be the property of the party that generated it but will be made available to the other Party in accordance with the provisions of this Agreement or the Definitive Agreement.

         8.2 ADDITIONAL USEFUL TECHNOLOGY - The Definitive Agreement shall include provisions to be agreed relating to the situation where either party wishes to in-license additional technology.

         8.3 COMPULSORY LICENSES - If appropriate, the parties agree that the Definitive Agreement will contain provisions dealing with compulsory license situations that would require an equitable adjustment in royalties.

         8.4      GRANT OF LICENSES -

(a) LICENSE FOR THE TERRITORY - Xenova hereby grants to QLT an exclusive license (including as against Xenova) for the Territory, to develop, make, have made, use, sell, have sold, offer for sale, export (from one part of the Territory to another) or import the Product (including the
         Drug) in the Field, including an exclusive license in the Field and in the Territory in respect of the Drug and Product under the patents listed in Exhibit A (the "XENOVA PATENTS") and Program Information owned or controlled by Xenova (as at the Effective Date and developed inside or outside the Territory during the term of this Agreement and the Definitive Agreement) to the extent necessary or useful for such purpose, all on the terms set forth in this Agreement and in the Definitive Agreement. Certain exceptions to this exclusive license (for example, on a Marketing Default by QLT), will be set out in the Definitive Agreement. For greater clarity, nothing in this Agreement shall prevent Xenova from applying for or prosecuting patents, or entering into agreements with third parties, in relation to the Drug or Product (a) outside the Territory, or (b) outside the Field, provided that any activities conducted under such agreements shall not be in breach of any license granted by Xenova under this Agreement or the Definitive Agreement.

(b) RIGHT TO SUB-LICENSE IN THE TERRITORY - QLT shall have the right to sublicense the rights granted hereby (without the right to sub-license for development but with the right to sub-contract development) on the terms and conditions upon notice to Xenova and subject to the provisions set out below in SECTIONS 8.4(c) and (d).

(c)      RIGHT TO SUB-LICENSE MARKETING

         (i) If QLT intends to sub-license its marketing rights under this Agreement and the Definitive Agreement, QLT shall give written notice of this intention to Xenova and [*]; and

         (ii) Otherwise, provided QLT has given written notice to and discussed with Xenova as set out in clause (i) above, QLT may sublicense its rights hereunder to a non-Affiliate third party with the consent of Xenova, which consent shall not be unreasonably withheld or delayed. The criteria to be considered by Xenova when determining whether to give such consent shall include whether the third party is appropriately qualified, experienced and competent in oncology marketing in the Territory and has the necessary resources to do so

         (iii) If there is any disagreement between the parties in relation to the withholding of such consent, the disagreement may be referred to expedited arbitration in accordance with SECTION 14.2.

(d) RIGHT TO SUB-LICENSE MANUFACTURING - At any time during the term of this Agreement and the term of the Definitive Agreement that QLT has manufacturing and supply rights, QLT may sub-license those rights to a third party selected by QLT, subject to consent by Xenova, which consent shall not be unreasonably withheld or delayed. The criteria to be considered by Xenova when determining whether to give such consent shall include whether the third party:

         (i)  Is appropriately qualified in the Territory;

         (ii) Is competent to (and has been approved by the relevant regulatory body in the appointing party's territory) to provide Drug and Product (as the case may be) to an appropriate quality; and

         (iii) Has the manufacturing capacity to provide Drug or Product (as the case may be).

If there is any disagreement between the parties in relation to the withholding of such consent, the disagreement may be referred to expedited arbitration in accordance with SECTION 14.2.

(e) SUB-LICENSING - The Definitive Agreement will include further terms for sub-licensing.

(f) EUROPE - Xenova hereby grants to QLT an exclusive license (except as otherwise set out in this Agreement, and including as against Xenova) during the Initial


*Material has been omitted and filed separately with the commission.

         Development Phase for Europe, to develop, make, have made and use the Product (including the Drug) in the Field to the extent necessary for Initial Development, including an exclusive license in the Field and in Europe under the Xenova Patents, all on the terms set forth in this Agreement and in the Definitive Agreement.

(g) QLT LICENSE - QLT hereby grants to Xenova an exclusive license (except as otherwise set out in this Agreement, and including as against QLT) for (i) outside the Territory whether inside or outside the Field, and
         (ii) inside the Territory, for use outside the Field (and inside the Field if Xenova exercises its rights (if any) under SECTION 5.3(d)), to develop, make, have made, use, sell, have sold, offer for sale, import or export the Product (including the Drug), including an exclusive license under any and all patents (the "QLT PATENTS"), know-how and Program Information owned or controlled by QLT (as at the Effective Date and during the term of this Agreement and the Definitive Agreement) which are necessary or useful for such purpose, all on the terms set forth in this Agreement and in the Definitive Agreement.

         9.       DEFINITIVE AGREEMENT.

         9.1      DEFINITIVE AGREEMENT -

(a) NEGOTIATIONS - Following the Effective Date, the parties agree to enter promptly into good faith negotiations to settle the Definitive Agreement, consistent with the terms and conditions of this Agreement, as supplemented by such additional terms, conditions and other provisions or amendments to this Agreement as may be mutually agreed upon by the parties. All of the terms, conditions and other provisions of the Definitive Agreement, whether settled by the parties or by expedited arbitration, shall be consistent with and not in conflict with any of the terms and conditions of this Agreement. QLT will not be required to pay any additional consideration for any rights granted under this Agreement or the Definitive Agreement, other than as set forth in this Agreement.

(b) XENOVA TEAM - Xenova agrees that [*] from Xenova, as well as [*] (Xenova's solicitor) will comprise the Xenova negotiating team to negotiate and settle the Definitive Agreement.

(c) QLT TEAM - QLT agrees that [*] from QLT, as well as [*] (QLT's solicitor) will comprise the QLT negotiating team to negotiate and settle the Definitive Agreement.

(d) ARBITRATION - The parties will endeavor to negotiate, settle and sign the Definitive Agreement within [*] after the Effective Date. However, if the parties have not settled and signed the Definitive Agreement within [*] after Effective Date, either party may assert to the other that it desires that one or more of the terms being negotiated in accordance with this SECTION 9.1 be resolved by expedited arbitration pursuant to SECTION 14.2. Such party shall do so by giving the other party written notice to that effect and specifying those issues. As set out in SECTION 14.2(b), the process for resolution will commence with the Chief Executive Officers (or another member of

*Material has been omitted and filed separately with the Commission.

         senior management) of each party and if not resolved at that level, shall be resolved by binding expedited arbitration as set out in
         SECTION 14.2. The decision of the arbitrator shall bind both parties as fully as though such terms and conditions were included in this Agreement, provided that the arbitrator specifies that he/she has concluded such terms, conditions, provisions or amendments are consistent with and do not conflict with any of the terms and conditions of this Agreement.

         9.2 UPFRONT PAYMENT - In partial consideration for Xenova's commitments under this Agreement and the Definitive Agreement, QLT will pay Xenova an upfront nonrefundable, non-creditable fee of US$10 MILLION (by wire transfer into an account designated by Xenova within ten business days after the Effective Date

         9.3 MILESTONE EVENTS AND PAYMENTS - The Definitive Agreement will contain the following provisions with respect to milestone events and payments, with total milestone payments capped at US$50 MILLION:

(a)      First US NDA filing - [*].

(b)      US FDA Approval -

         (i)   First indication - [*]; and

         (ii) Subsequent indications - [*] per approval (if first line approval) and [*] per approval ([*]).

         9.4      CURRENCY OF PAYMENT -

(a) AGREEMENT - The upfront and milestone payments set out in this Agreement and the Definitive Agreement are and shall be respectively denominated in US dollars.

(b) CURRENCY CHOICE - At least 10 days prior to the due date of the upfront or any milestone payments to be made by QLT to Xenova under this Agreement and the Definitive Agreement, Xenova may give written notice to QLT as to whether Xenova may wish to receive the payment in US dollars or British pounds sterling (or a combination thereof). If Xenova does not give this currency choice notice to QLT, QLT will make the payment in US dollars.

(c) FOREIGN EXCHANGE - If Xenova elects to receive the upfront or any milestone payment or part thereof in British pounds sterling, Xenova shall notify QLT in writing on the day it wishes to receive the payment (no earlier than the due date) and QLT shall make that payment to Xenova in British pounds sterling, where the exchange rate for US dollars to British pounds sterling will be the buying rate for British pounds sterling quoted by QLT's primary banker.

*Material has been omitted and filed separately with the Commission.

         9.5 ROYALTIES - The Definitive Agreement will contain the following provisions for the payment of royalties on cumulative annual sales of (Finished) Products in the Field in the Territory:

(a)      Annual Net Sales under [*] - 15% of Net Sales.

(b)      Annual Net Sales between [*] - [*] of incremental Net Sales.

(c)      Annual Net Sales over [*] - 22% of incremental Net Sales.

(d)      All royalties under this SECTION 9.4 will be paid in US dollars.

         9.6 TERM FOR THE PAYMENT OF ROYALTIES - During the term of this Agreement and the Definitive Agreement, the term for payment of royalties shall be:

(a) If there is a valid claim in the country of sale at the date of first commercial sale, royalties are due for the life of the valid claim.

(b) If there is no valid claim in the country of sale at the date of first commercial sale, royalties are due for 10 years from the date of first commercial sale.

(c)      [*].

         9.7 COMPENSATION FOR USE OF PROGRAM INFORMATION - Xenova will provide compensation to QLT for use of "Program Information" as follows:

(a) EUROPE - Xenova will pay to QLT [*] that Xenova receives from the sale of Products in the Field in Europe after regulatory approval has been obtained;

(b) ROW - Xenova will pay to QLT [*] that Xenova receives from the sale of Products in the Field outside the Development Territory after regulatory approval has been obtained; and

(c) ODD - Xenova will pay to QLT [*] that Xenova receives from the sale of the Drug in the ODD Field in the Territory after regulatory approval has been obtained.

         9.8 REPORTS AND AUDITS - The Definitive Agreement will contain reporting and audit provisions typical of license agreements of the nature of the Definitive Agreement, including:

(a) QLT DEVELOPMENT PROGRESS REPORTS - During the term of the Definitive Agreement, QLT will deliver annual progress reports to Xenova on development of the Drug and Product in the Development Territory (in addition to the discussions and review at the Development Committee), such annual reports to summarize QLT's progress with development of the Drug and the Product in the past year and its plans and budgets for the Product in the Field in the Territory in the coming year as they become available.

*Material has been omitted and filed separately with the Commission.

(b) QLT MILESTONE AND ROYALTY REPORTS - After first NDA approval of the Product in the Field in the Territory and for the remainder of the term of the Definitive Agreement, QLT shall submit quarterly payment reports to Xenova, such reports to include:

         (i)   A report of milestone payments owing to Xenova; and

         (ii) An accounting of Net Sales (where reasonably available on a country-by-country basis) and a calculation of the royalties owing to Xenova.

(c) XENOVA NET PROCEEDS REPORTS - After first regulatory approval of the Product in the Field outside the Territory and, after first regulatory approval of the ODD Product in the ODD Field in the Territory, as the case may be, and for the remainder of the term of the Definitive Agreement, Xenova shall submit quarterly payment reports to QLT, such reports to include an accounting of Net Proceeds (where reasonably available on a country-by-country basis) and a calculation of monies owing to QLT under SECTION 9.7.

(d) RECIPROCAL AUDIT RIGHTS - Not more than once per year during the term of the Definitive Agreement, each of QLT and Xenova shall have the right to audit (through independent auditors) the other's books and records to determine the completeness and accuracy of the reports and payments required to be made under the Definitive Agreement.

         10.      REPRESENTATIONS, WARRANTIES AND COVENANTS.

         10.1 XENOVA - Xenova represents, warrants and covenants to QLT that:

(a) AUTHORITY - Xenova has full right, power and authority to enter into this Agreement and the Definitive Agreement and to grant the licenses set forth herein;

(b) NO CONFLICTING AGREEMENTS - Xenova has not entered and during the term of this Agreement (and the term of Definitive Agreement) will not enter into any agreement, arrangement or commitment regarding the Drug or the Product that is inconsistent with this Agreement;

(c) OWNERSHIP AND RIGHTS - Except as set forth on EXHIBIT C hereto, Xenova holds all right, title and interest in and to the patents listed in EXHIBIT A, free of any rights or encumbrances of third parties which would impact QLT's rights hereunder; and

(d) SUFFICIENCY OF GRANTS - As far as Xenova is aware (but without necessarily having conducted any searches or investigations), and except as set forth on EXHIBIT C hereto, no further rights of Xenova other than those granted to QLT hereunder are required for and no third party patent or other proprietary right would be infringed by the development and commercialization of the Drug or the Product in the Territory as contemplated by this Agreement.

         10.2     QLT - QLT represents, warrants and covenants to Xenova that:

(a) AUTHORITY - QLT has full right, power and authority to enter into this Agreement and the Definitive Agreement and to grant the licenses set forth herein; and

(b) NO CONFLICTING AGREEMENTS - QLT has not entered and during the term of this Agreement (and the term of Definitive Agreement) will not enter into any agreement, arrangement or commitment regarding the Product that is inconsistent with this Agreement and the Definitive Agreement.

         10.3 OTHER REPRESENTATIONS, WARRANTIES AND COVENANTS - The parties will negotiate to include in the Definitive Agreement such other representations, warranties and covenants from each of the parties as are reasonable and standard for a license of the nature of the Definitive Agreement.

         11.      PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT.

         11.1     XENOVA PATENTS - PROSECUTION AND MAINTENANCE -

(a) XENOVA'S RESPONSIBILITY - During the term of this Agreement and the Definitive Agreement, except as set out below, Xenova shall be responsible for, in its sole discretion and at its sole expense, prosecution and maintenance of the Xenova Patents.

(b)      REVIEW - QLT shall have the right to:

         (i) Review all pending applications, patents, other proceedings, communications, reports and observations relating to the Xenova Patents; and

         (ii) Make recommendations to Xenova concerning the Xenova Patents. Xenova shall reasonably consider such comments but shall have no obligation to revise the filings or other communications.

(c) DISCLOSURE - Xenova shall promptly disclose to QLT and keep QLT fully informed and/or supply QLT in a timely fashion with:

         (i) The complete texts of all Xenova Patents and all relevant patent applications filed and/or controlled by Xenova; and

         (ii)  All information received concerning:

               (A) The institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving any Xenova Patents; and

               (B) The course of patent prosecution or other proceedings related to any Xenova Patents;

including by providing QLT with copies of substantive communications, search reports and third-party observations submitted to or received from patent offices.

(d)      NOTICE TO QLT -

         (i) Xenova shall notify QLT in writing of its intentions with regard to ceasing prosecution or maintenance of patent protection for any Xenova Patent in any country in the Territory in reasonable time for QLT to continue prosecuting or maintaining the patent protection at its own discretion and expense, with a rebuttable presumption that less than 45 days notice is not sufficient notice; and

         (ii) Xenova will execute such documents and otherwise cooperate with QLT as may be necessary (but without significant expense to Xenova) to perfect and maintain the patent protection that Xenova is ceasing and QLT elects to continue pursuant to clause (i) above.

(e) NO ROYALTY - In the event that QLT elects to continue prosecution or maintenance of a patent or patent application forming part of the Xenova Patents in any country of the Territory, no royalty obligations shall accrue with respect to sales of Products in that country unless Xenova agrees to pay the costs of such prosecution or maintenance.

         11.2     QLT PATENTS - PROSECUTION AND MAINTENANCE -

(a) QLT'S RESPONSIBILITY - During the term of this Agreement and the Definitive Agreement, except as set out below, QLT shall be responsible for, in its sole discretion and at its sole expense, prosecution and maintenance of the QLT Patents.

(b)      REVIEW - Xenova shall have the right to:

         Review all pending applications, patents, other proceedings, communications, reports and observations relating to the QLT Patents; and

         Make recommendations to QLT concerning the QLT Patents. QLT shall reasonably consider such comments but shall have no obligation to revise the filings or other communications.

(c) DISCLOSURE - QLT shall promptly disclose to Xenova and keep Xenova fully informed, and/or supply Xenova in a timely fashion with:

         (i)   The complete texts of all QLT Patents, and

         (ii)  All information received concerning:

               (A) The institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving any QLT Patents; and

              (B) The course of patent prosecution or other proceedings related to any QLT Patents;

including by providing Xenova with copies of substantive communications, search reports and third party observations submitted to or received from Patent offices.

(d)      NOTICE TO XENOVA -

         (i) QLT shall notify Xenova in writing of its intentions with regard to ceasing prosecution or maintenance of patent protection for any QLT Patent in any country in the Territory in reasonable time for Xenova to continue prosecuting or maintaining the patent protection at its own discretion and expense, with a rebuttable presumption that less than 45 days notice is not sufficient notice; and

         (ii) QLT will execute such documents and otherwise cooperate with Xenova as may be necessary (but without significant expense to QLT) to perfect and maintain the patent protection that QLT is ceasing and Xenova elects to continue pursuant to clause (i) above.

         11.3     XENOVA PATENTS - INFRINGEMENT -

(a) NOTICE - Each of QLT and Xenova agrees that during the term of this Agreement and the Definitive Agreement it will promptly notify the other in the event that it becomes aware of any potential infringement of the Xenova Patents.

(b) QLT TO PROSECUTE - QLT agrees that during the term of this Agreement and the Definitive Agreement it will prosecute infringers of the Xenova Patents or otherwise act to eliminate infringement of the Xenova Patents by third parties in the Territory when, in the sole judgment and discretion of QLT, such action is necessary, proper and justified in relation to the Product in the Field in the Territory. In the event litigation is initiated, the costs of litigation shall be funded as follows:

         (i) Subject to clause (ii) below [*] of the costs of litigation shall be borne by QLT; and

         (ii) [*] of the costs of litigation shall be borne by Xenova, subject to the following:

              (A) Xenova's funding obligations will be satisfied by QLT withholding royalties otherwise due to be paid to Xenova under the Definitive Agreement (and Xenova will not be obligated to make out-of-pocket expenditures to satisfy this funding obligation); and

              (B)   In no event will Xenova's funding obligations under this
                    SECTION 11.3(B) exceed [*] in any year.

(c) The costs of the litigation shall be deemed to be QLT's actual third party expenses directly related to or incurred in connection with the alleged infringement. At such

*Material has been omitted and filed separately with the Commission.

         time as the infringement ceases (whether voluntarily, by settlement or by court order), QLT's full royalty obligations shall resume. Any recovery, lump-sum settlement or royalty payment made to QLT by the alleged infringer shall be treated as follows:

        (i) XENOVA REIMBURSED - First, Xenova shall be reimbursed in the amount of any withheld royalties;

        (ii) QLT REIMBURSED - Second, QLT shall be reimbursed for all actual third party expenses directly related to or incurred in connection with the alleged infringement for which royalty payments were not withheld; and

        (iii) REMAINDER - Third, any remaining amount shall be treated as if it were sales of Product, with Xenova receiving a royalty on the remaining amount as set out in this Agreement and QLT retaining the balance.

(d) QLT DOES NOT PROSECUTE - If QLT elects not to bring or prosecute infringement litigation pursuant to this SECTION 11.3 it will promptly notify Xenova and Xenova may elect to bring suit against the alleged infringer at its sole expense, and in its sole discretion. In this case, any recovery, lump-sum settlement or royalty payment made by the alleged infringer shall be retained by Xenova.

         11.4     QLT PATENTS - INFRINGEMENT -

(a) QLT'S RESPONSIBILITY - QLT agrees that during the term of this Agreement and the Definitive Agreement, it will, at QLT's sole cost and expense, protect its interests in the QLT Patents from infringement by third parties and that it will prosecute infringers or otherwise act to eliminate infringement when, in the sole judgment and discretion of QLT, such action is necessary, proper and justified.

(b) XENOVA'S ASSISTANCE - Xenova agrees that during the term of this Agreement and the Definitive Agreement it will notify QLT if it becomes aware of any infringement of the QLT Patents and agrees that it will, at QLT's request and expense, reasonably assist QLT to prevent or discontinue the infringement.

         11.5 THIRD PARTY PATENTS - Notwithstanding any other royalty payment provision of this Agreement or the Definitive Agreement, in the event that any activities licensed under this Agreement or the Definitive Agreement are found to infringe the intellectual property rights of a third party, and result in the payment of royalties or other compensation by QLT (or a QLT sub-licensee) to the third party, QLT may reduce its royalty payments to Xenova, the reduction to be in the amount of the royalties or other compensation paid to the third party, up to a maximum of [*] of the royalties payable to Xenova under the Definitive Agreement with respect to the country(ies) in the Territory for which payments are being made to the third party. Provided that such reductions shall only be made where the third party liability arises from the use of the inventions claimed in the Xenova Patents and shall not be made in respect of any other inventions, improvements or other features that QLT

*Material has been omitted and filed separately with the Commission.

chooses to incorporate into the Product.

         12.      TRADEMARK.

         12.1 During the term of this Agreement and the Definitive Agreement, QLT shall be responsible for, in its sole discretion and at its sole expense, origination, selection, application, prosecution, registration and maintenance of one or more trademarks and trade-names under which the Product will be sold and distributed in the Field in the Territory. QLT will at Xenova's request add, or cause to be added, a marking in a form proposed by Xenova and reasonably acceptable to QLT on the packaging of all Products sold by QLT, its Affiliates or sub-licensees hereunder, to indicate the connection of Xenova as licensor of the Product, provided that such marking shall not cause any contravention of labeling or packaging laws or regulations.

         13.      TERM AND TERMINATION.

         13.1 TERM - This Agreement will come into effect on the Effective Date and will remain in effect until superseded by the executed Definitive Agreement. The term of the Definitive Agreement shall be, in respect of each country in the Territory, the life of the patents in such country or 10 years from first commercial sale of the Product in such country, whichever is longer.

         13.2     EARLY TERMINATION BY QLT -

(a) BEFORE FIRST COMMERCIAL SALE - At any time before the first commercial sale of Product in the Territory, QLT may terminate this Agreement and the Definitive Agreement upon not less than 90 days' written notice to Xenova; provided, however, that before delivering any such termination notice within the [*] after the Effective Date, QLT shall first offer to discuss with Xenova QLT's intention to terminate and the reasons therefore.

(b) AFTER FIRST COMMERCIAL SALE - At any time after the first commercial sale of Product in the Territory, QLT may terminate this Agreement and the Definitive Agreement upon not less than 180 days' written notice to Xenova.

(c) ADVERSE CHANGE - Notwithstanding the foregoing, if there is a significant adverse change or event in the safety or efficacy profile of the Drug or Product, QLT may terminate this Agreement and the Definitive Agreement at any time upon 60 days' written notice to Xenova.

(d) MATERIAL BREACH - At any time during the term of this Agreement and the Definitive Agreement, QLT may terminate this Agreement and the Definitive Agreement due to Xenova's material breach of any of its material obligations upon not less than 45 days' written notice to Xenova. Xenova shall have the opportunity to:

*Material has been omitted and filed separately with the Commission.

         (i)  Cure the breach within the 45-day period; or

         (ii) If the breach is not capable of cure within the 45-day cure period, to commence to diligently pursue a cure within this 45-day cure period;

to avoid termination of this Agreement and the Definitive Agreement (unless the material breach, by its nature, is incurable, in which case this Agreement and the Definitive Agreement may be terminated immediately).

         13.3     EARLY TERMINATION BY XENOVA -

(a) MATERIAL BREACH - At any time during the term of this Agreement and the Definitive Agreement, Xenova may terminate this Agreement and the Definitive Agreement due to QLT's material breach of any of its material obligations upon not less than 45 days' written notice to QLT. QLT shall have the opportunity to:

         (i)  Cure the breach within the 45-day period; or

         (ii) If the breach is not capable of cure within the 45-day cure period, to commence to diligently pursue a cure within this 45-day cure period;

to avoid termination of this Agreement and the Definitive Agreement (unless the material breach, by its nature, is incurable, in which case this Agreement and the Definitive Agreement may be terminated immediately).

(b) MARKETING DEFAULT - The parties acknowledge and agree that a Marketing Default does not, of itself, constitute a material breach by QLT of a material obligation under the Definitive Agreement and that the consequences of a Marketing Default are as set out in SECTION 5.3(d).

         13.4 BANKRUPTCY - If during the term of this Agreement and the Definitive Agreement either party becomes bankrupt or insolvent, petitions any judicial body under any bankruptcy or insolvency laws, or has any proceeding commenced against it for insolvency, bankruptcy or liquidation (or any analogous action occurs in any jurisdiction) the other party may terminate this Agreement and the Definitive Agreement by providing 10 days written notice to the other.

         13.5     XENOVA LICENSES IN THE CASE OF CERTAIN EARLY TERMINATIONS -
If:

(a) CONVENIENCE - QLT terminates this Agreement and the Definitive Agreement under any of SECTIONS 13.2 (a) TO (c); or

(b) MATERIAL BREACH - Xenova terminates this Agreement and the Definitive Agreement under SECTION 13.3(a) due to a material breach by QLT (which is not cured or commenced to be cured by QLT or is not capable of cure, as applicable) or default by QLT under SECTION 13.4;

then the following shall occur:

         (i) If the termination is pre-first NDA approval of the Product in the Field in the Territory, QLT will grant to Xenova an irrevocable, royalty-free, worldwide, exclusive license (or non-exclusive license in the case of any QLT manufacturing processes if Xenova's license to such processes prior to termination was non-exclusive under SECTION 8.1(a)), with the right to sublicense, to any Program Information owned by QLT, the QLT Patents, solely to develop and commercialize the Drug and/or Product in the Field and will assign and transfer to Xenova the trademarks and trade-names (including all goodwill associated therewith) and regulatory filings in connection with Drug and/or Product in the Field; and

         (ii) If the termination is post-first NDA approval of the Product in the Field in the Territory, QLT will grant to Xenova an irrevocable, royalty bearing, worldwide, exclusive license, with the right to sublicense, to any Program Information owned by QLT, the QLT Patents, solely to develop and commercialize the Drug and/or Product in the Field and will assign and transfer to Xenova the trademarks and trade-names (including all goodwill associated therewith) and regulatory filings in connection with Drug and/or Product in the Field. In this case the royalty to be paid by Xenova to QLT in consideration for the work done by QLT prior to the effective date of termination will be agreed to by the parties negotiating in good faith, provided that if the parties do not agree to a new lower royalty rate within 45 days after the effective date of termination, the matter will be referred to expedited arbitration under this Agreement and the Definitive Agreement and provided further that if the termination arises from QLT's failure to perform its diligence obligations underthis Agreement and the Definitive Agreement, the above royalty back to QLT will be capped at an amount equal to QLT's development and commercialization costs with respect to the Product in the Field.

         13.6 QLT LICENSE IN THE CASE OF CERTAIN EARLY TERMINATIONS - If QLT terminates this Agreement or the Definitive Agreement due to material breach by Xenova of a material provision of this Agreement or the Definitive Agreement, all rights and licenses granted by Xenova to QLT under this Agreement and the Definitive Agreement shall continue as exclusive (or non-exclusive, as the case may be) royalty bearing licenses from Xenova to QLT on the terms and conditions set out in this Agreement and the Definitive Agreement, except that the royalty rates set out therein shall be reduced, as agreed to by the parties negotiating in good faith, with the royalty rates set out in this Agreement and the Definitive Agreement being the maximum royalty rates available, provided that if the parties do not agree to a new lower royalty rate within 45 days after the effective date of termination, the matter will be referred to expedited arbitration under this Agreement and the Definitive Agreement.

         13.7 DEFINITIVE AGREEMENT - The Definitive Agreement will include further conventional provisions, not inconsistent or in conflict with any of the terms and conditions of this Agreement, to be agreed, as to the consequences of termination or expiry in relation to the sale and commercialization of Product. Except as expressly provided in this Agreement or the Definitive Agreement, the existence or exercise of a right of termination under this Agreement and the Definitive Agreement shall be without prejudice to any other rights or remedies that the terminating party may have.

14.      MISCELLANEOUS.

         14.1 GOVERNING LAW - This Agreement will be governed by and construed in accordance with the laws of England, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         14.2     EXPEDITED ARBITRATION -

(a)      NOTICE - In the event that the matter in dispute relates to:

         (i) The matters described in SECTION 3.5(a)(iii) (manufacturing default);

         (ii) Disagreement as to whether to file and launch in [*] as set out in SECTION 5.2(b);

         (iii) Commercial diligence default as set out in SECTION 5.2;

         (iv) Xenova's belief, acting reasonably, that QLT has committed a Marketing Default and Xenova wishes to exercise its co-promote and manufacture rights under SECTION 5.3 or the parties' inability to agree revised financial terms under SECTION 5.3(d);

         (v) The determination of a claim pertaining to Cross-Over Use or Cross-Pricing Risk under SECTION 6.6 (where the arbitrator shall be instructed to attempt to find a mutually-acceptable solution to avoid the Cross-Over Use or Cross-Pricing Risk whilst giving reasonable protection to each party's commercial interests);

        (vi)   The determination of a claim pertaining to sub-licensing under
               SECTION 8.4(c) OR (d);

        (vii) The settling of the form of the Definitive Agreement as provided for under SECTION 9; or

        (viii) Settlement of revised financial terms under SECTIONS
               13.5 OR 13.6;

the party asserting the claim (the "ASSERTING PARTY") shall first inform the other party, in writing, of the specific nature of the controversy, dispute or matter, the pertinent provisions of this Agreement or the Definitive Agreement, and its proposed resolution.

(b) SUBMISSION TO ARBITRATION - If the executive resolution efforts set out above are not successful, the claim shall be submitted to arbitration in accordance with the

*Material has been omitted and filed separately with the Commission.

Commercial Arbitration Rules of the American Arbitration Association (the "AAA") by a panel of one arbitrator (unless the parties agree otherwise) knowledgeable as to the subject matter of the claim, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. If necessary, the Definitive Agreement will provide for the express adoption of the International Arbitration Treaty in respect of enforcement of Awards.

(c) AAA EXPEDITED AND OPTIONAL EMERGENCY RULES TO APPLY - The parties agree that the AAA Expedited Procedures and Optional Rules for Emergency Measures of Protection shall apply to the proceedings under this
         SECTION 14.2, notwithstanding the amount or complexity of any claims made. The parties will consider including further or alternative provisions in the Definitive Agreement to ensure that expedited arbitration is a quick and effective means of dispute resolution.

(d) PROCEDURES - The arbitrator shall have the right to order discovery as he/she deems appropriate, and to order injunctive relief and the payment of attorney's fees, costs and other damages, excluding punitive damages.

(e) PLACE OF ARBITRATION - Any arbitration conducted under this provision shall take place in New York City, New York, USA.

(f)      APPOINTING AUTHORITY - The AAA shall be the appointing authority.

(g) TIMING FOR SETTLEMENT OF THE DEFINITIVE AGREEMENT - The parties agree that the award for the settling of the Definitive Agreement shall be rendered no later than December 31, 2001.

         14.3     TRADITIONAL ARBITRATION - Except for:

(a) Applications for injunctions for the protection of the Xenova Patents, the QLT Patents, Program Information or Confidential Information (all of which are not subject to arbitration but which may be submitted to the courts for resolution); and

(b)      Matters subject to expedited arbitration as set out in SECTION 14.2;

disputes which may arise under, out of or in connection with the Definitive Agreement or relating to or concerning the subject matter of the Definitive Agreement, shall be settled by arbitration as set out in SECTION 14.2 except that there shall be a panel of three arbitrators rather than one and SECTION 14.2(c) shall not apply

         14.4 AMENDMENT - Neither this Agreement nor the Definitive Agreement will be amended or modified except in writing signed by each of the parties hereto.

         14.5 INTERPRETATION - The parties agree that whenever the phrase "including" is used in this Agreement that it means including, without limitation.

         14.6 NOTICE - All notices, requests and other communications required or permitted to be given hereunder or with respect hereto will be in writing, and may be given by:

(a)      Personal delivery;

(b) Registered first-class Canada or United Kingdom mail, postage prepaid by the sender, return receipt requested;

(c)      Overnight delivery service, charges prepaid by the sender; or

(d) Via facsimile (confirmed by delivery by one of the three methods stated above);

and, in each case, addressed to the other party at the address for such party as set forth below, and will be effective one business day after receipt in the case of (a) (c) or (d) above, and five days after mailing in the case of (b) above.

         If TO QLT:                         QLT INC.
                                            887 Great Northern Way
                                            Vancouver, BC
                                            Canada V5T 4T5
                                            Fax #: +1 604 707-7001
                                            Attention:   Chief Executive Officer

         With a copy to:                    FARRIS, VAUGHAN, WILLS & MURPHY
                                            P.O. Box 10026, Pacific Centre South
                                            Toronto Dominion Bank Tower
                                            700 West Georgia Street, 26th Floor
                                            Vancouver, British Columbia
                                            V7Y 1B3 CANADA
                                            Attention:   R. Hector MacKay-Dunn
                                            Fax #:       +1 604 661-9349

         If to Xenova:                      XENOVA LIMITED
                                            957 Buckingham Avenue
                                            Slough
                                            Berkshire, SL1 4NL
                                            England
                                            Fax #:  +44 1753 706615
                                            Attention:  Chief Executive Officer

Any party may change its address at which notice is to be received by written notice provided pursuant to this SECTION 14.6.

         14.7 COMPLIANCE WITH LAWS - Each party will be responsible for assuring that all applicable rules, laws and regulations are met in the performance of its duties hereunder.

         14.8 ENTIRE AGREEMENT - This Agreement, together with the exhibits hereto, sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof, whether oral or in writing

         14.8     PRESS RELEASES -

(a) INITIAL PRESS RELEASES - QLT and Xenova will work together to prepare a individual but mutually acceptable press releases disclosing the transaction contemplated by this Agreement for public release after execution of this Agreement by both parties, and such release shall be approved by both parties in writing prior to its release.

(b) SUBSEQUENT PUBLICITY - After the initial press releases, each party agrees that it will not, without the prior consent of the other party, originate any publicity, news release or public announcement, written or oral, whether to the public, the press, stockholders or otherwise, referring to the existence or terms of this Agreement, including its existence, the subject matter to which it relates, the performance under it or any of its specific terms and conditions, except for disclosures that are substantially the same as the disclosure in the initial press releases or such announcements, as in the opinion of the counsel for the party making such announcement, are required by law, including Canadian, United Kingdom and United States securities laws, rules or regulations, and the regulations of the London Stock Exchange or the Toronto Stock Exchange, or NASDAQ, without the prior written consent of the other party. If a party decides to make an announcement it believes to be required by law with respect to this Agreement or the Definitive Agreement, it will give the other party such notice as is reasonably practicable and an opportunity to comment upon the announcement. In addition, neither party will disclose the existence of this Agreement, any of the subject matter hereof, or any of the terms hereof to any third party without the prior written consent of the other party, except as otherwise provided in this Agreement.

         14.9 SURVIVAL - The Definitive Agreement will include provisions stating which provisions survive termination. Termination shall not affect any accrued rights or liabilities of either party arising prior to termination.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

      QLT INC.                              XENOVA LIMITED

      By:    /s/ Julia Levy                 By: /s/ David A. Oxlade
             --------------------------         ------------------------------
      Title: President and                  Title: Chief Executive Officer
             Chief Executive Officer

                                   EXHIBIT A

                             LIST OF XENOVA PATENTS
US Patent Number [*].

[*].

*Material has been omitted and filed separately with the Commission.

                                   EXHIBIT B

                      DRAFT SUMMARY OF PROGRAM ACTIVITIES

The following summarizes the proposed Development Plan for the Product. This Development Plan as it relates to the primary indication is subject to change at the discretion of the Development Committee or as a result of any requirements of the FDA.

Primary (Initial) Indication to be Pursued

         - First line therapy of advanced NSCLC (Stage IIIb/IV NSCLC) in combination with chemotherapy.

Clinical Development

QLT will conduct two international [*] randomized placebo-controlled trials of chemotherapy plus placebo versus chemotherapy plus the Product, as follows:

         -  Each study to investigate a different chemotherapy regimen [*]

         - European involvement will include a [*] European sites for the two combined trials in [*] countries.

         - Approximately [*] patients per trial (a total of [*]) for the two combined trials.

         -  [*].

CMC
         -  Establish product monographs for the Drug and the Product.

         -  Produce final validated form of the Product in [*].

         - Establish scaled up manufacturing process capable of supplying commercial requirements.

Preclinical Toxicology

         - Perform additional tox studies required to file NDA ([*] briefing document).

Regulatory

         -  [*].

         -  Manage all ongoing interactions with FDA during the Program.

*Material has been omitted and filed separately with the Commission.

         -  Assemble NDA filing to take through FDA review to approval.

         -  Provide NDA dossier to support Xenova's registration in Europe.

Other Studies in the Primary Indication and Other Indications

         -  [*].

         - Any additional studies required by the FDA for registration in the primary indication will be conducted after a [*] decision.

         - Other additional studies in the primary or subsequent indications will be reviewed and approved, if appropriate, by the Development Committee before commencement.

*Material has been omitted and filed separately with the Commission.

                                   EXHIBIT C

                               (see Section 10.1)

(1) All matters that would be shown by searches of publicly available patent prosecution files in respect of Xenova's patents covering the Drug, held at Patent Offices in the Territory, are disclosed or deemed to be disclosed to QLT.

(2) Xenova has not conducted searches or inquiries in relation to the existence of third party patents or other proprietary rights, and makes no representation and gives no warranty in relation to any third party patents and other proprietary rights not known to it.

(3)      [*]

*Material has been omitted and filed separately with the Commission.

                                   EXHIBIT D

                       DEFINITION OF REGISTRATION PACKAGE

(a) Table of Contents for a standard dossier for a NDA for oncology products:

________________________________________________________________________________________________________
(PRODUCT NAME) NDA XX-XXX (Indication) TABLE OF CONTENTS
________________________________________________________________________________________________________
                                                                                NDA LOCATION
________________________________________________________________________________________________________
                                                                                VOLUME       PAGE
________________________________________________________________________________________________________
Covering Letter
________________________________________________________________________________________________________
[*]
________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

________________________________________________________________________________________________________

*Material has been omitted and filed separately with the Commission.

(b) List of additional studies required by the FDA prior to NDA submission for the Product:

         (1) NON-CLINICAL: The following table lists the planned non-clinical studies that have been identified by Xenova as necessary prior to a NDA submission. These studies were presented to the FDA in the briefing document that was sent prior to the end of Phase II meeting. It is anticipated that these studies would not need to be initiated until the results from the [*] are known.

         ______________________________________________________________________
         [*]
         ______________________________________________________________________

         ______________________________________________________________________

         ______________________________________________________________________

         ______________________________________________________________________

         ______________________________________________________________________

         ______________________________________________________________________

         ______________________________________________________________________

         ______________________________________________________________________

         ______________________________________________________________________

         ______________________________________________________________________

         ______________________________________________________________________

2. CLINICAL STUDIES: In the clinical section of the minutes to the end of Phase II meeting with the FDA, the FDA requested:

         -  [*].

*Material has been omitted and filed separately with the Commission.